Exhibit 99.1

AMENDMENT NO. 1

TO THE

HUBSPOT, INC.

2014 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, HubSpot, Inc. (the “Company”) maintains the HubSpot, Inc. 2014 Stock Option and Incentive Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the stockholders of the Company;

WHEREAS, the Board desires to amend the Plan to eliminate the “evergreen” feature on a prospective basis; and

WHEREAS, Section 18 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein.

NOW, THEREFORE:

1. Section 3(a) of the Plan is hereby deleted it in its entirety and replaced with the following:

“(b) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,973,551 shares (the “Initial Limit”), subject to adjustment as provided in Section 3(c), plus on January 1, 2015 and each January 1 thereafter through January 1, 2022, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by 5 percent of the number of shares of Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Stock as determined by the Administrator (the “Annual Increase”). For the avoidance of doubt, no Annual Increases shall occur after January 1, 2022. Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2015 and on each January 1 thereafter through January 1, 2022 by the lesser of the Annual Increase for such year or 1,000,000 shares of Stock, subject in all cases to adjustment as provided in Section 3(c). The shares of Stock underlying any Awards under the Plan and under the Company’s 2007 Equity Incentive Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

2. Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Board.

3. Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been adopted by the Board of Directors of the Company this 26th day of January 2022.